Exhibit 99.1

Parkway Acquisition Corp. Announces Third Quarter Earnings And Merger Update

Company Release – 11/23/2016

FLOYD, VA. and INDEPENDENCE, VA, November 23, 2016 /PRNewswire-FirstCall/ -- On November 22, 2016, Parkway Acquisition Corp. (Parkway) announced third quarter earnings and provided an update on the July 1, 2016 merger with Grayson Bankshares, Inc. (Grayson), and Cardinal Bankshares Corporation (Cardinal).

As previously announced, Grayson and Cardinal merged with and into Parkway on July 1, 2016, with Parkway as the surviving corporation.  Immediately following that merger, Cardinal's wholly-owned banking subsidiary, Bank of Floyd, merged with and into Grayson's wholly-owned banking subsidiary, Grayson National Bank. Bank of Floyd continues to operate as a separate division of Grayson National Bank until our systems conversion and rebranding are complete in the 1st quarter of 2017. (For accounting purposes, Grayson is considered the acquiror and Cardinal is considered the acquiree in the transaction. As such, all information contained herein as of and for periods prior to July 1, 2016 reflects the operations of Grayson prior to the merger.)

Parkway recorded pre-tax earnings of $1.5 million for the quarter ended September 30, 2016 compared to pre-tax earnings of $592 thousand for the same period in 2015.  Income tax expense increased by $288 thousand from the third quarter of 2015 to 2016 resulting net income of $1.0 million for the third quarter of 2016 compared to net income of $416 thousand for the same period in 2015.  The increase in pretax earnings of $918 thousand from the third quarter of 2015 to the third quarter of 2016 was due primarily to the merger with Cardinal which was completed on July 1, 2016.

Total interest income increased by $2.5 million for the quarter ended September 30, 2016 compared to the quarter ended September 30, 2015, while interest expense on deposits increased by $129 thousand over the same period.  The increase in interest income was attributable primarily to the merger with Cardinal which added approximately $157.9 million in loans and $16.0 million in investment securities to the Company's earning assets.  While interest on loans increased based upon the increased balances, the prolonged low interest rate environment combined with increasing competition continues to place downward pressure on overall loan yields.  Interest expense on deposits increased by $129 thousand due to the addition of interest-bearing deposits from the Cardinal merger.  The average interest rate paid for deposits continues to decrease as longer term time deposits continue to reprice at current lower rates.  Interest expense on borrowings decreased by $121 thousand due to a reduction in borrowings of $10.0 million early in 2016.  Net interest income in the third quarter of 2016 was also positively impacted by approximately $587 thousand as a result of accretion of loan discounts and deposit premiums, net of amortization of core deposit intangibles, as established in purchase accounting fair value adjustments. The result was an increase in net interest income of $2.5 million for the quarter ended September 30, 2016, compared to the same quarter last year.

The provision for loan losses was $109 thousand for the quarter ended September 30, 2016, compared to a negative $14,607 for the quarter ended September 30, 2015.  The reserve for loan losses at September 30, 2016 was approximately 0.86% of total loans, compared to 1.51% at September 30, 2015.  The decrease in the reserve percentage was due to the Cardinal acquisition and the application of purchase accounting guidance which required the elimination of Cardinal's loan loss reserves.  Management's estimate of probable credit losses inherent in the acquired Cardinal loan portfolio was reflected as a purchase discount which will be accreted into income over the remaining life of the acquired loans.  Management believes the provision and the resulting allowance for loan losses are adequate.

Total noninterest income was $1.3 million in the third quarter of 2016 compared to $628 thousand in the third quarter of 2015.  The $639 thousand increase was due primarily to the Cardinal merger. Service charges on deposit accounts as well as other account-based service charges and fees increased due to the increased number of accounts and deposit balances. The fair values of the assets acquired and liabilities assumed in the Cardinal acquisition, when compared with the value of consideration paid, resulted in a bargain purchase gain of $182 thousand which is included in other income for the quarter ended September 30, 2016.
Total noninterest expenses increased by $2.1 million for the quarter ended September 30, 2016 compared to the quarter ended September 30, 2015 due to the Cardinal acquisition.  Salaries and employee benefit expenses increased by $949 thousand as the number of employees increased from approximately 110 prior to the combination, to 185 after the combination.  Merger related expenses totaled $484 thousand for the quarter ended September 30, 2016 compared to $48 thousand for the quarter ended September 30, 2015.

President and CEO Allan Funk stated, "While we anticipate that earnings will continue to be impacted by non-recurring merger-related transaction costs for at least the next two quarters, we are pleased with the fact that our post-merger core earnings continue to be consistent with expectations.  Integration of our banks continues, with our rebranding and systems conversion projects each well underway.  We look forward to successful completion of this process early next year, and to the opportunities that our combined organization will have going forward."

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of the merger, as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the combined company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: the risk that the businesses of Cardinal and/or Grayson will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company's market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

Contacts:	Allan Funk, President & CEO – 276-773-2811
Blake Edwards, Senior Executive VP and CFO – 276-773-2811